Exhibit 10.1

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of December 15, 2022

(the “Effective Date”)

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032

as a Lender and Collateral Agent

And

EVELO BIOSCIENCES, INC.,

a Delaware corporation

620 Memorial Drive, 5th Floor

Cambridge, MA 02138

as Borrower

Loan A Commitment Amount: $10,000,000

Loan B Commitment Amount: $15,000,000

Loan C Commitment Amount: $6,000,000

Loan D Commitment Amount: $6,000,000

Loan E Commitment Amount: $4,000,000

Loan F Commitment Amount: $4,000,000

Loan A Commitment Termination Date: December 15, 2022

Loan B Commitment Termination Date: December 15, 2022

Loan C Commitment Termination Date: December 15, 2022

Loan D Commitment Termination Date: December 15, 2022

Loan E Commitment Termination Date: December 15, 2022

Loan F Commitment Termination Date: December 15, 2022

The Lender, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly twenty percent (20%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, executive managers or joint venturers. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, restated, supplemented or otherwise modified in a writing signed by each of Borrower, Collateral Agent and Lender).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Borrower” means, individually and/or collectively, as the context requires, each Borrower as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, be added as a Borrower to this Agreement in accordance with Section 6.10. If more than one Person is named herein as the Borrower, all obligations, representations and covenants herein and in other Loan Documents to which the Borrower is a party, shall be joint and several unless otherwise explicitly stated herein.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York, Connecticut or Massachusetts.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“CMO” shall mean a contract manufacturing organization.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lender.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, the Loan D Commitment Amount, the Loan E Commitment Amount or the Loan F Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“CRO” shall mean a contract research organization.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state or territory thereof.

“EDP1815 Clinical Trial” means the Phase II Clinical Trial evaluating EDP1815 in patients with for atopic dermatitis, clinicaltrials.gov identifier #NCT05121480.

“EMA” means European Medicines Agency.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Evelo UK” means Evelo Biosciences (UK) Limited, a limited company formed under the laws of England and Wales.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Inventory and Equipment” means any inventory or equipment held by a CMO or CRO.

“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Borrower’s ordinary course of business and (b) any CMO or CRO.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.4(c)(iv) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA Approval” means that the FDA has granted approval or licensure to any Product.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation, a Delaware corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding undisputed trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Internal Revenue Code” has the meaning given such term in Section 5.20 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IRS” means the United States Internal Revenue Service.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

“Lender” means, individually and/or collectively, as the context requires, each Lender as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, be added as a Lender to this Agreement in accordance with the terms of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable and documented attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property, except for any such costs incurred as a result of Collateral Agent’s or Lender’s gross negligence or willful misconduct.

“Lien” means any voluntary or involuntary security interest, pledge, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by Lender to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan B” means the advance of credit by Lender to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Lender to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D” means the advance of credit by Lender to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan E” means the advance of credit by Lender to Borrower under this Agreement in the Loan E Commitment Amount.

“Loan E Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan E Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan E Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan F” means the advance of credit by Lender to Borrower under this Agreement in the Loan F Commitment Amount.

“Loan F Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan F Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan F Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Rate” means, with respect to each Loan, 11%; provided, however, that if the per annum rate of interest from time to time published in The Wall Street Journal, or any successor publication thereto, as the “prime rate” increases after the date of this Agreement, then the Loan Rate shall mean, with respect to each Loan, the sum of (a) the “prime rate” then in effect, plus (b) the applicable Loan Rate Spread; provided that, in the event such “prime rate” is less than 6.25%, such “prime rate” shall be deemed to be 6.25% for purposes of calculating the Loan Rate, provided, further, that if the “prime rate”, (i) is no longer reported in the Wall Street Journal, (ii) is no longer widely used as a benchmark market rate for new facilities of this type, or (iii) becomes permanently unavailable, Lender shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 11%. The Borrower acknowledges that the “prime rate” is used for reference purposes only as an index and is not necessarily the lowest or the best interest rate charged to any borrower of Lender.

“Loan Rate Spread” means the greater of (I) 4.25% and (II) (a) 4.75% less (b) the product determined by multiplying (i) 0.5 by (ii) the difference between (A) the “prime rate” as reported by The Wall Street Journal as of the applicable date of determination, minus (B) 6.25%.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, operations or Properties of Borrower, (b) the ability of Borrower to perform its Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral.

“Maturity Date” means, with respect to each Loan, January 1, 2028, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Mayo License” means that certain Patent License Agreement, dated as of August 7, 2017, by and between Mayo Foundation for Medical Education and Research and Borrower, as amended, supplemented or otherwise modified from time to time.

“MHRA” means the Medicines & Healthcare products Regulatory Agency.

“MSC” means a Subsidiary that is a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1 (as the same may be amended, modified or supplemented from time to time).

“MSC Investment Conditions” means that Borrower has cash or cash equivalents in an aggregate amount greater than or equal to 105% of the then outstanding principal and accrued and unpaid interest on all Loans actually made to or on behalf of Borrower hereunder.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties actually owing by Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants or other agreements related to Equity Securities of Borrower), or by any other agreement between Lender and Borrower (other than the Warrants or other agreements related to Equity Securities of Borrower), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness of Borrower secured by Liens permitted under clause (j) of the definition of Permitted Liens;

(c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d) Indebtedness of Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(e) Subordinated Debt;

(f) intercompany Indebtedness owed by any Subsidiary to Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower, such Indebtedness shall be evidenced by one or more promissory notes unless it is in the ordinary course of business subject to intercompany transfer pricing activities;

(g) unsecured Indebtedness incurred on corporate credit cards in the ordinary course of business in an aggregate principal amount not to exceed One Million Dollars ($1,000,000);

(h) Indebtedness consisting of letters of credit in an aggregate amount outstanding at any time not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(i) foreign exchange hedging arrangements with financial institutions entered into in the Borrower’s ordinary course of business and not for speculative purposes;

(j) additional unsecured Indebtedness not to exceed $500,000 in the aggregate at any time;

(k) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of “Permitted Liens”, up to an aggregate principal amount of Five Hundred Thousand Dollars ($500,000) at any one time; and

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsections (a) through (k) above; provided that the principal amount thereof is not increased so as to exceed any maximum amount otherwise permitted under this Agreement.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and Lender have a perfected security interest:

(a) Investments existing on the Closing Date identified on the Disclosure Schedule;

(b) deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(c) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(d) (i)Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof and (ii) Investments consistent with and pursuant to Borrower’s board of directors approved investment policy;

(e) Investments accepted in connection with Permitted Transfers;

(f) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(g) Investments in an amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Investments by (i) Borrower or guarantors in other Borrowers or guarantors, (ii) Borrower in Subsidiaries that are not Borrowers or guarantors subject to compliance with Sections 6.10(b) and 7.13 or otherwise in connection with transfer pricing arrangements and (iii) Subsidiaries in other Subsidiaries;

(k) Investments by Borrower and Subsidiaries in their Subsidiaries outstanding on the date hereof;

(l) Permitted Licenses;

(m) Investments permitted under Sections 7.5 and 7.6;

(n) Investments in any MSC, so long as (i) as no Event of Default occurs and is continuing, and (ii) immediately after giving effect to such Investment, Borrower satisfies the MSC Investment Conditions;

(o) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(p) Investments in joint ventures or strategic alliances (i) consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support and (ii) by any guarantor or Subsidiary of property constituting a Permitted Transfer in connection with joint ventures or strategic alliances or collaborations of any guarantor or a Subsidiary; and

(q) other Investments aggregating not in excess of Five Hundred Thousand Dollars ($500,000) at any time.

“Permitted Licenses” are (A) licenses of over-the-counter or off-the-shelf software, (B) non-exclusive licenses and sublicenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, (D) licenses in connection with joint ventures and corporate collaborations and (E) the Mayo License.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement and the other Loan Documents;

(b) Liens for fees, Taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) Liens to secure Subordinated Debt;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(f) Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(g) Permitted Licenses;

(h) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (g) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase any maximum amount otherwise permitted under this Agreement;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.6 (seizure of assets, etc.) or 8.9 (judgments);

(j) leases or subleases of real property granted in the ordinary course of business of such Person, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business of such Person;

(k) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000) at any time;

(l) Liens in favor of other financial institutions arising in connection with a deposit account or securities account of the Borrower or its Subsidiary held at such institutions, provided that Collateral Agent has a perfected security interest in such deposit account, or the securities maintained therein and Collateral Agent has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 7.13 of this Agreement;

(m) Liens on cash collateral maintained in a separate deposit account maintained exclusively for such purpose and identified to Collateral Agent as such, securing reimbursement obligations in connection with letters of credit and cash collateralizing credit cards to the extent such credit cards are required to be cash collateralized and, in each case, as permitted under clauses (g) and (h) of the definition of “Permitted Indebtedness”; and

(n) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B), no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities, unless such Lien is related to a contractual obligation or transaction upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not such officers, directors or shareholders.

“Permitted Transfers” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) inventory (including but not limited to inventory considered Excluded Inventory and Equipment) in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and Permitted Licenses;

(c) worn-out, surplus or obsolete equipment (including but not limited to equipment considered Excluded Inventory and Equipment);

(d) grants of security interests and other Liens that constitute Permitted Liens;

(e) transfers that constitute Permitted Investments or Permitted Indebtedness;

(f) cash and cash equivalents in the ordinary course of business unless otherwise prohibited by the terms of this Agreement;

(g) transfers consisting of the abandonment, forfeiture or dedication to the public of any Intellectual Property deemed immaterial to the Borrower’s business; and

(h) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during any fiscal year.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Phase I Clinical Trial” means any clinical trial, conducted in furtherance of regulatory approval with a Governmental Authority, in all material respects in accordance with the rules and regulations applicable to the conduct of such trial, that generally provides for early evaluations of a Product, with the primary purpose of evaluating safety, metabolism, pharmacokinetic properties and/or clinical pharmacology of such Product, or a clinical trial that is otherwise consistent with the objectives set forth in 21 CFR § 312.21(a).

“Phase II Clinical Trial” means any clinical trial, conducted in furtherance of regulatory approval with a Governmental Authority, in all material respects in accordance with the rules and regulations applicable to the conduct of such trial, conducted to evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or condition under study, and to evaluate the common side effects and safety risks associated with such Product.

“Phase III Clinical Trial” means with respect to a clinical trial, conducted in furtherance of regulatory approval with a Governmental Authority, in all material respects in accordance with the rules and regulations applicable to the conduct of such trial, evaluating a Product, any clinical trial initiated after preliminary evidence suggesting effectiveness of such Product has been obtained, conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Product and to provide an adequate basis for physician labeling.

”Product” means all products or product candidates, now or in the future, being developed, designed, tested, manufactured or sold by Borrower or its Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted License” means any material license or other material agreement with respect to which Borrower is the licensee and such license or agreement is material to Borrower’s business and (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of could interfere with Collateral Agent’s or Lender’s right to sell any Collateral, in each case, other than as a result of customary anti-assignment provisions and other than off-the-shelf or over the counter software, open source code, application programming interfaces (APIs) and/or other trademarks, copyrights or patents of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements and/or licenses.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subordinated Debt” means Indebtedness incurred by Borrower or any Subsidiary, the incurrence of which by Borrower or such Subsidiary is consented to by Lender and which is subordinated to all Indebtedness to Lender pursuant to a subordination agreement, intercreditor agreement, or similar agreement, in form and substance acceptable to Lender in its sole discretion.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, as applicable, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower, prior to the Loan A Commitment Termination Date, Loan A, Lender agrees to lend to Borrower, prior to the Loan B Commitment Termination Date, Loan B, Lender agrees to lend to Borrower, prior to the Loan C Commitment Termination Date, Loan C, Lender agrees to lend to Borrower, prior to the Loan D Commitment Termination Date, Loan D, Lender agrees to lend to Borrower, prior to the Loan E Commitment

Termination Date, Loan E, and Lender agrees to lend to Borrower, prior to the Loan F Commitment Termination Date, Loan F.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower and the repayment of Borrower’s Indebtedness in the approximate principal amount of $45,000,000 owed to K2 HealthVentures LLC and its Affiliates, as applicable.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default that has not been waived by Lender hereunder, and (ii) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date and with respect to Loan D, the Loan D Commitment Termination Date, with respect to Loan E, the Loan E Commitment Termination Date and with respect to Loan F, the Loan F Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in Lender’s reasonable discretion, there has been a material adverse change in the general affairs, management, results of operations or financial condition of Borrower and Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make (i) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan on the first thirty-six (36) Payment Dates specified in the Note applicable to such Loan, (ii) an equal payment of principal plus accrued interest to Lender in order to amortize Thirty-Five Million Dollars ($35,000,000) of principal over the next twenty-four (24) Payment Dates as set forth in the Note, and (iii) on the Maturity Date, a payment of principal in an amount sufficient to fully repay the then-outstanding principal balance of the Loan, together with all accrued but unpaid interest thereon (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. Interest on a Loan shall be charged commencing on the day that such Loan is made to or on behalf of Borrower, and shall continue to accrue through the date on which such Loan is repaid in full. Changes to the Loan Rate based on changes to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) shall be effective on the effective date of any change to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) and to the extent of any such change. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default that has not been waived by Lender shall be applied as follows: (i) first, to Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f) Default Rate. At the election of Collateral Agent and Lender, Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments) that are not paid when due, payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Borrower shall pay to Lender a payment in the amount of Four Hundred Twenty-Five Thousand Dollars ($425,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan A or (C) the Maturity Date, as applicable.

(ii) Loan B Final Payment. Borrower shall pay to Lender a payment in the amount of Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($637,500) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan B or (C) the Maturity Date, as applicable.

(iii) Loan C Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty-Five Thousand Dollars ($255,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan C or (C) the Maturity Date, as applicable.

(iv) Loan D Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty-Five Thousand Dollars ($255,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan D or (C) the Maturity Date, as applicable.

(v) Loan E Final Payment. Borrower shall pay to Lender a payment in the amount of One Hundred Seventy Thousand Dollars ($170,000) (the “Loan E Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan E, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan E or (C) the Maturity Date, as applicable.

(vi) Loan F Final Payment. Borrower shall pay to Lender a payment in the amount of One Hundred Seventy Thousand Dollars ($170,000) (the “Loan F Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan F, (B) an Event of Default that has occurred, has not been waived or cured in accordance with the terms of this Agreement and demand by Lender of payment in full of Loan F or (C) the Maturity, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default that is not waived by Lenders pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall promptly pay to Lender the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, three percent (3%) of the then outstanding principal balance of such Loan, (B) if such Loan is prepaid after the Loan Amortization Date applicable to such Loan, but on or before the date that is twelve (12) months after such Loan Amortization Date, two percent (2%) of the then outstanding principal balance of such Loan, or (C) if such Loan is prepaid more than twelve (12) months after the Loan Amortization Date applicable to such Loan, but prior to the Maturity Date, one percent (1%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 2:00 p.m. Connecticut time, on the date on which such payment is due. Any payment received by Lender after the time set forth in the immediately preceding sentence will be deemed to have been received at the opening of business on the next Business Day, and interest shall accrue through such date. Borrower shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and, for the avoidance of doubt, shall still be deemed timely), and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any Taxes; provided that if Borrower shall be required to deduct any Taxes from such payments, then (A) Borrower shall make such deductions, (B) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (C) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made.

(ii) Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lender entering into this Agreement to the extent such Indemnified Taxes are paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(iii) As soon as practicable upon reasonable request by Lender, after any payment of any material Taxes by Borrower hereunder to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv) If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Lender, on or prior to the date hereof, shall deliver to Borrower an executed copy of the applicable IRS Form W-9 or W-8 certifying its exemption from or reduction of U.S. federal withholding Tax or backup withholding. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower any documentation prescribed by applicable law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(v) If Lender receives a refund in respect of Taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded Taxes, to Borrower, net of all out-of-pocket expenses (including any Taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower’s execution and delivery to Lender of one or more Notes in respect of a Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, Lender shall establish the Loan Rate with respect to such Loan, which shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Lender a good faith deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Good Faith Deposit”). The Good Faith Deposit paid to Lender will be credited to the Commitment Fee payable to the Lender. If the Funding Date does not occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lender all of Lender’s reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents. Lender shall endeavor to provide Borrower with prompt notice in the event Lender anticipates that Lender’s legal expenses shall exceed Fifty Thousand Dollars ($50,000).

(c) Commitment Fee. Borrower shall pay, concurrently with its execution and delivery of this Agreement, a commitment fee to Lender in the amount of Four Hundred Fifty Thousand Dollars ($450,000) (the “Commitment Fee”). The Commitment Fee shall be paid by Borrower as set forth in the Funding Certificate. The Commitment Fee shall be retained by the Lender and be deemed fully earned upon receipt.

3. Conditions of Loans.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2) (unless Lender further agrees to waive such condition with respect to any such Loan):

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent and Lender.

(b) Warrants. The Warrants duly executed by Borrower.

(c) Payoff Letter. Borrower shall have provided Lender with a payoff letter from K2 HealthVentures LLC and its Affiliates, as applicable, reasonably satisfactory to Lender, which letter shall (i) include the amount necessary to fully repay the Indebtedness owed by Borrower to K2 HealthVentures LLC and its Affiliates, as applicable, (ii) terminate any and all loan agreements between Borrower and K2 HealthVentures LLC and its Affiliates, as applicable, and (iii) grant Borrower or Lender the right to take all necessary steps to release any Liens filed in connection with such Indebtedness owed by Borrower to K2 HealthVentures LLC and its Affiliates, as applicable.

(d) Secretary’s Certificate. A certificate of the principal executive officer, principal financial officer, corporate secretary or assistant corporate secretary of Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures for those officers executing Loan Documents, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(e) Good Standing Certificates. A good standing certificate from Borrower’s state of organization and the state in which Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(f) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(g) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(h) Legal Opinion. A legal opinion of Borrower’s counsel, dated as of the date hereof containing such terms as mutually agreeable between Borrower and Lender.

(i) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and securities accounts duly executed by all of the parties thereto.

(j) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

(k) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loan A, Loan B, Loan C, Loan D, Loan E and Loan F. The obligation of Lender to make Loan A, Loan B, Loan C, Loan D, Loan E or Loan F is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred that has not been waived by Lender.

(b) [Reserved].

(c) Note. Borrower shall have duly executed and delivered a Note in the amount of Loan A to Lender, a Note in the amount of Loan B to Lender, a Note in the amount of Loan C to Lender, a Note in the amount of Loan D to Lender, a Note in the amount of Loan E to Lender, and a Note in the amount of Loan F to Lender.

(d) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Borrower authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(e) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(f) Sale of Equity Securities. Borrower shall provide Lender with evidence reasonably satisfactory to Lender that Borrower, during the period commencing on July 1, 2022 through the date of this Agreement, has received aggregate cash proceeds in an amount equal to or greater than Five Million Dollars ($5,000,000) from “at the market” offerings of Borrower’s Equity Securities.

(g) Payment to K2 HealthVentures LLC. Borrower shall provide Lender with evidence reasonably satisfactory to Lender that Borrower has made a payment to K2 HealthVentures LLC, and its Affiliates, as applicable, in the amount necessary to ensure that the proceeds of the Loans, when combined with such payment by Borrower, will repay all Indebtedness owed by Borrower to K2 HealthVentures LLC, and its Affiliates, as applicable, in full.

(h) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof, which representation or warranty shall be true in all respects as so qualified) as of such Funding Date (other than any representations and warranties made as of a specific date).

(i) Other Documents. Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests. Borrower grants to Collateral Agent and Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants or other agreements related to Equity Securities of the Borrower). The “Collateral” shall mean and include all right, title, interest, claims and demands of the Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of “Intellectual Property”), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

Notwithstanding the foregoing, the Collateral shall not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by the Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); or (d) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender.

4.2 After-Acquired Property. If Borrower shall at any time acquire a Commercial Tort Claim, as defined in the Code, reasonably expected to result in a recovery greater than Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall promptly notify Collateral Agent and Lender in writing signed by Borrower of the brief details thereof and grant to Collateral Agent and Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and Lender. Notwithstanding anything to the contrary herein, in connection with any such Commercial Tort Claim that exceeds the applicable threshold set forth in this Section 4.2 after the Effective Date, Borrower shall have thirty (30) days or such longer period as may be agreed to in writing (including via e-mail) by the Collateral Agent in its reasonable discretion from the date such Commercial Tort Claim exceeds the applicable threshold to comply with the requirements of this Section 4.2.

4.3 Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations), and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective or evidence the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. Except for Excluded Locations and locations where the Collateral does not exceed Five Hundred Thousand Dollars ($500,000), the Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or such other locations which Borrower has identified in writing to Collateral Agent in accordance with the terms of this Agreement. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred that has not been waived by Lenders, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Collateral Agent and Lender, at the reasonable request of Collateral Agent or Lender, all financing statements and other documents Collateral Agent or Lender may reasonably request, in form reasonably satisfactory to Collateral Agent and Lender, to perfect and continue Collateral Agent’s and Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Collateral Agent and Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time (but no more often than once per fiscal year unless an Event of Default has occurred and is continuing and has not been waived or cured in accordance with the terms of this Agreement) during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost an expense of Borrower one (1) time per calendar year.

4.7 Intellectual Property. Borrower shall notify Lender quarterly of federal registration or filing by Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application, each to the extent material to Borrower’s business.

4.8 Protection of Intellectual Property. Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property material to the business of Borrower and promptly advise Collateral Agent in writing of material infringements;

(b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent;

(c) provide written notice to Collateral Agent by the later of (i) delivery of the then next Officer’s Certificate or (ii) within thirty (30) days of entering or becoming bound by any Restricted License; and

(d) take such commercially reasonable steps as Collateral Agent or Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s or Lender’s rights and remedies under this Agreement and the other Loan Documents.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower and each of its Subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such jurisdictions as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower and Subsidiaries have all requisite power and authority to own and operate their Property material to Borrower’s business and to carry on their businesses as now conducted. Borrower and Subsidiaries have obtained all material licenses, permits, approvals and other authorizations necessary for the operation of their business.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any material law or any material regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or any material agreement or material instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. Except as contemplated by the Loan Documents, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which Borrower is a party, (b) the performance of Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants in each case other than those authorizations, consents, approvals, licenses or exemptions that have already been obtained. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property material to Borrower’s business. Borrower is the sole owner of the Intellectual Property material to Borrower’s business which it owns or purports to own except for (a) Permitted Licenses, (b) over-the-counter or off-the-shelf software and (c) material Intellectual Property licensed to Borrower and noted on the Disclosure Schedule or otherwise disclosed to Lender in writing from time to time after the Effective Date. Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. Except as may be disclosed to Collateral Agent in accordance with Section 4.8(c) from time to time, Borrower is not a party to, nor is it bound by, any Restricted License. Borrower has not received any written communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any material proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property material to Borrower’s business. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower, and Borrower owns all material Intellectual Property associated with the business of Borrower and Subsidiaries, free and clear of any Liens other than Permitted Liens or as disclosed to Lender.

5.6 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement or matter of law) and (b) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent any Permitted Liens may have superior priority to Collateral Agent’s and Lender’s Liens under this Agreement).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Except as provided in the Disclosure Schedules or otherwise disclosed to the Lenders in writing, Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral in excess of Five Hundred Thousand Dollars ($500,000) (other than Collateral held at Excluded Locations) is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule, in each case as amended or otherwise disclosed to the Collateral Agent in writing in accordance with the terms of this Agreement.

5.8 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which an adverse decision would reasonably be expected to have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.9 Financial Statements. All financial statements relating to Borrower that have been or may hereafter be delivered by Borrower to Collateral Agent or Lender present fairly in all material respects Borrower’s Consolidated financial condition as of the date thereof and Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since September 30, 2022.

5.11 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. Except as may be disclosed to Collateral Agent in accordance with Section 6.4 from time to time, Borrower has no Subsidiaries.

5.14 Capitalization. All issued and outstanding Equity Securities of Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

5.16 [Reserved].

5.17 No Plan Assets. Neither Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18 Sanctions, Etc. None of Borrower, any of its Subsidiaries or, to the knowledge of any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of Borrower, any Subsidiary or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by material applicable law or the Loans are in violation of material applicable law.

5.19 Regulatory Compliance. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20 Payment of Taxes. All federal income and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or material taxes otherwise due and payable and all material assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges (i) which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP or (ii) do not, individual or in the aggregate, exceed Fifty Thousand Dollars ($50,000). To the knowledge of Borrower, no federal income or other material tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21 Anti-Terrorism Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, controlled joint venture partner or other controlled Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise). Lender hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing. Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation or formation, as applicable, and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each month, a Borrower prepared Consolidated balance sheet and Consolidated income statement covering Borrower’s operations during such period, and aging of Borrower’s accounts receivable and accounts payable, all certified by Borrower’s president, treasurer, chief financial officer, chief accounting officer or corporate controller (each, a “Responsible Officer”); provided that any such financial statements due for a month ending at the end of Borrower’s fiscal quarter or fiscal year end shall be deemed delivered at the time of filing of Borrower’s Form 10-Q or Form 10-K, as applicable, with the Securities and Exchange Commission in compliance with clause (e) below; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of

Borrower’s fiscal year, audited Consolidated financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion (except for a qualification as to going concern) on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (c) as soon as available, but in any event within sixty (60) days after the end of Borrower’s fiscal year, Borrower’s board-approved operating budget and plan for the next fiscal year; (d) such other financial information as Lender may reasonably request from time to time. In addition, Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and (B) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower of Five Hundred Thousand Dollars ($500,000) or more; and (e) promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the Consolidated financial statements of Borrower filed with such Form 10-Q; provided that documents required to be delivered pursuant to this sentence (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Events of Defaults. As soon as possible, and in any event within five (5) Business Days after the earliest to occur of (i) the discovery of an Event of Default, or (ii) the date in which an Event of Default has occurred in which the officers, directors and other representatives of Borrower should have been aware after due and reasonable inquiry, Borrower shall provide Lender with a certificate certified by a Responsible Officer setting forth the facts relating to or giving rise to such Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Except as set forth in Section 5.20 hereof, Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal income taxes and other material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes without five (5) Business Days’ notice to Collateral Agent.

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any material portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear expected, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, in all cases subject to the then current needs of Borrower’s business and / or as may occur in the ordinary course of conducting Borrower’s business. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation, except as would not reasonably be expected to have a Material Adverse Effect. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, except as would not reasonably be expected to have a Material Adverse Effect.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Collateral Agent or Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lender. Borrower shall use commercially reasonable efforts to ensure that applicable property policies have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and the Borrower’s general commercial liability policies shows Collateral Agent as an additional insured and such policies provide that the insurer must give Collateral Agent at least thirty (30) days notice before canceling its policy, as applicable. At Collateral Agent’s or Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing that has not been waived by Lender or cured in accordance with the terms of this Agreement, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest (except to the extent any Permitted Liens may have superior priority to Collateral Agent’s Liens under this Agreement or as a matter of law) and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If Borrower fails to obtain insurance as required under

Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect. As of the Effective Date, Lender and Collateral Agent hereby agree that Borrower’s insurance coverage is satisfactory for the purposes herein.

6.9 Further Assurances. At any time, and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lender’s security interest in the Collateral.

6.10 Subsidiaries.

(a) Borrower, upon Lender’s or Collateral Agent’s request, shall cause any Subsidiary (other than a MSC or Foreign Subsidiaries in compliance with Section 6.10(b)) to provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

(b) Borrower shall not permit any Foreign Subsidiary which is not a Borrower or a guarantor, in the aggregate to maintain (i) cash and other assets with an aggregate value for all such Subsidiaries in excess of 10% of consolidated assets, (ii) revenue (other than inter-company revenue) in excess of 10% of consolidated revenues for any twelve (12) month period then ended, (iii) any Intellectual Property which is material to the business of Borrower as a whole, or (iv) any contracts which are material to the business of Borrower as a whole, without causing one or more of such Subsidiaries to enter into a joinder or guaranty in form satisfactory to Collateral Agent with respect to the Obligations as Collateral Agent may request within thirty (30) Business Days (or such other period as Collateral Agent may agree in writing) such that compliance with clauses (i) through (iv) shall be restored. For the avoidance of doubt, Collateral Agent and Lender shall receive notice of any Foreign Subsidiary formed or acquired after the Effective Date in accordance with Section 6.4.

6.11 Keeping of Books. Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries in accordance with GAAP.

6.12 Ongoing Clinical Trials. Commencing as of the date of this Agreement and continuing until the earlier of (a) the repayment in full of the Obligations, or (b) Borrower’s receipt of FDA Approval, Borrower shall, at all times, have ongoing, either (i) not less than one (1) active Phase III Clinical Trial or (ii) not less than two (2) active Phase I Clinical Trials and/or Phase II Clinical Trials. For the purposes of this Section 6.12, an “active” clinical trial shall mean that Borrower has either dosed patients in such clinical trial, or that with respect to a Phase II Clinical Trial or Phase III Clinical Trial, Borrower is conducting activities supporting the initiation of such clinical trial, including but not limited to, clinical study design, interactions with the FDA or other regulatory authorities such as MHRA or EMA, initiation of clinical trial sites, and or activities relating to and chemistry, manufacturing, and controls of the relevant Product. For the avoidance of doubt, a Phase I Clinical Trial in which the first patient has been dosed shall constitute an active clinical trial for purposes of this Section 6.12.

6.13 Post-Closing. Within 30 days of the Effective Date (as may be extended by Collateral Agent in its reasonable discretion), Borrower shall use commercially reasonable efforts to provide Lender with a Landlord Agreement for each location (other than any Excluded Location) where Borrower’s books and records and the Collateral with value in excess of Five Hundred Thousand Dollars ($500,000) is located (unless Borrower is the fee owner thereof).

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without ten (10) days prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule, except for removal of Collateral from (i) Excluded Locations, (ii) locations where Collateral does not, before removal, exceed Five Hundred Thousand Dollars ($500,000) and (iii) locations of Evelo UK.

7.3 Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lender’s Liens or as a matter of law), enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s material Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for Permitted Transfers.

7.5 Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Five

Hundred Thousand Dollars ($500,000) in any fiscal year, (ii) redeem its capital stock pursuant to any mandatory redemption required by its governing documents, (iii) cash payment in lieu of fractional shares, (iv) repurchases of equity securities issued by Borrower pursuant to stock repurchase agreements approved by Borrower’s Board of Directors where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, consultants or directors to Borrower and (vii) purchases of Borrower’s Equity Securities in connection with the exercise of stock options or stock appreciation by way of a cashless exercise, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such; (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, (A) any Subsidiary may pay dividends or distributions solely to Borrower or another wholly-owned Subsidiary, (B) Borrower may pay dividends or distributions payable solely in Borrower’s common stock, (C) Borrower may convert convertible equity securities, and (D) Borrower may convert Subordinated Debt into equity securities of Borrower to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Lenders and (iii) make distributions to Borrower.

7.6 Mergers or Acquisitions. Merge or consolidate (except if concurrently with, and as a condition to the effectiveness of, the closing of such merger or consolidation, the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) shall be repaid in full, in cash), or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge with, dissolve, liquidate or consolidate into another Subsidiary and (b) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity. For the avoidance of doubt, Borrower may create a Subsidiary as provided in this Agreement, including without limitation as set forth in: (i) the definition of Permitted Investments, (ii) Section 6.10 of this Agreement and (iii) Section 7.8 of this Agreement.

7.7 Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto or have a material change in Borrower’s ownership equal to or greater than fifty percent (50%) other than (a) by the sale by Borrower of Borrower’s Equity Securities in a public offering, at-the-market offering, block trade, private investment in public equity or a right offering, (b) purchases of Borrower’s Equity Securities made by investors on open public markets or (c) to venture capital investors or private equity investors so long as Borrower identifies to Lender and Collateral Agent the venture capital investors prior to the execution of a definitive agreement relating to such change of ownership.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except (i) upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower, (ii) compensation related arrangements in the ordinary course of business or otherwise approved by Borrower’s board of directors or by Lenders in writing, (iii) transactions permitted pursuant to the terms of Section 7.5 hereof, (iv) bona fide Subordinated Debt or equity financing, or (b) create a Subsidiary (other than a MSC) without providing at least five (5) Business Days advance notice thereof to Lender and, if requested by Lender, such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or lease obligations), (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance. (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13 Maintenance of Accounts. (a) Maintain any deposit account or securities account except accounts with respect to which Collateral Agent and Lender have obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts. Notwithstanding the foregoing, (i) Borrower may transfer its cash or cash equivalents to an MSC, so long as (x) immediately after giving effect to such transfer, Borrower satisfies the MSC Investment Conditions, and (y) Borrower, in the officer’s certificate required to be delivered to Lender pursuant to Section 6.4, reports the aggregate amount of cash on deposit in accounts in the name of, or otherwise held by, such MSCs, and (ii) Borrower shall be permitted to maintain a deposit account domiciled in London, England with J.P. Morgan (the “JPM UK Account”) identified to Lender as of the date hereof ending in [***] without an Account Control Agreement in favor of Lender, provided that Borrower nor any of its Subsidiaries shall permit the balance in such JPM UK Account to exceed One Million Great British Pounds (£1,000,000). The provisions of the first sentence of this Section 7.13 shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such, provided, however, that the aggregate amount on deposit in such accounts permitted by this subclause (i) shall not exceed the amount necessary for Borrower to fully fund one and one half (1.5) complete payroll and bonus payment cycles of Borrower, (ii) any cash collateral account to cash collateralized letters of credit or credit cards, or (iii) any of Borrower’s other deposit accounts or securities accounts so long as the aggregate balance in all such accounts at no time exceeds $50,000.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any material Intellectual Property or Transfer any material Intellectual Property, whether now owned or hereafter acquired, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business or as otherwise permitted in this Agreement.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) Business Days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation arising under Sections 6.5, 6.8, or 6.12 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default.

8.4 Material Adverse Change. If there occurs a material adverse change in (a) the financial condition, business, operations, Properties of Borrower, (b) the ability of Borrower to perform its Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral. Notwithstanding the foregoing, the failure of the EDP1815 Clinical Trial for atopic dermatitis, clinicaltrials.gov identifier #NCT05121480, to achieve its primary and secondary endpoints shall not, in and of itself, be considered an Event of Default under this Section 8.4.

8.5 Intentionally Omitted.

8.6 Seizure of Assets, Etc. (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a final judgment becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets and such final judgment is not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender, (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) (not covered by an independent third party insurance as to which liability has been accepted by such insurance carrier) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9 Judgments. If a final judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Dollars ($500,000) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) Business Days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.11 Breach of Warrant. If Borrower shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

8.15 Delisting. The shares of common stock of Borrower are delisted from the NASDAQ because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not promptly being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default that has not been waived by Lender, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default that is not waived by Lender, Collateral Agent and Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, or Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender considers necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid promptly by Borrower.

9.2 Set Off Right. Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default that has not been waived by Lender, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default that has not been waived by Lender, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following: (a) after five (5) Business Days prior written notice of Collateral Agent or Lender’s intention to do so, make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be promptly due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due. For the avoidance of doubt, this Section 9.5 shall not apply with respect to any Indemnified Taxes (which shall be governed by Section 2.4(c)) or any Excluded Taxes.

9.6 Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence of an Event of Default hereunder that has not been waived by Lender) shall be paid to and applied as follows:

(a) First, to the payment of reasonable out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable and documented legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. Subject to the foregoing and applicable law, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lender, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations (other than inchoate indemnity obligations) pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower, to Collateral Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Evelo Biosciences, Inc. 620 Memorial Drive, 5th Floor Cambridge, MA 02139 Attention: Marella Thorell, Dominic Capasso Ph: [***] Email: [***]
with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Dan Van Fleet Email: [***]
If to Horizon or Collateral Agent:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Ph: [***] Email: [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns.

(a) This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s reasonable discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder; provided that prior to the occurrence of an Event of Default that has not been waived by Lenders, such sale, transfer, assignment, negotiation or participation cannot be made to a direct competitor or Borrower or a vulture or distressed debt fund (as reasonably determined by Collateral Agent and Lender). Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures as required under this Agreement and that it uses to protect its own confidential information.

(b) Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Commitment Amounts of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, any Lender and Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Each Party hereto acknowledges that it is not relying on any representation or agreement made by any other party hereto or such other party’s employees, attorneys or agents thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or Lender. Borrower, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or Lender’s actual intentions.

(c) Amendments and Waivers. No discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent. No amendment or modification of this Agreement or of any of the other Loan Documents shall be effective unless the same is in writing and signed by each of Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) or commitment to fund remain outstanding. The obligations of Borrower to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent or Lender in writing or through inspection pursuant to this Agreement that is marked confidential or a reasonable person would deem confidential shall be considered confidential. Collateral Agent and Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or Lender, (iii) is disclosed to Collateral Agent or Lender on a non-confidential basis by a third party having a legal right to make such disclosure or (iv) is independently developed by Collateral Agent or Lender. Notwithstanding the foregoing, Collateral Agent’s and Lender’s agreement of confidentiality shall not apply if Collateral Agent or Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

EVELO BIOSCIENCES, INC.

By:	/s/ Marella Thorell
Name:	Marella Thorell
Title:	CFO

LENDER and COLLATERAL AGENT:

HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Daniel S. Devorsetz
Name:	Daniel S. Devorsetz
Title:	Executive Senior Vice President, Chief Operating Officer and Chief Investment Officer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT – EVELO]

LIST OF EXHIBITS AND SCHEDULES
Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Secured Promissory Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate